August 29, 2019

Sean Douglas
Chief Financial Officer
Huntsman CORP
Huntsman International LLC
10003 Woodloch Forest Driv
The Woodlands, Texas 77380

       Re: Huntsman CORP
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed: February 12, 2019
           Form 10-Q for the Quarterly Period Ended March 31, 2018
           Filed: April 30, 2019
           File No. 001-32427
           Huntsman International LLC
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed: February 12, 2019
           Form 10-Q for the Quarterly Period Ended March 31, 2018
           Filed: April 30, 2019
           File No. 333-85141

Dear Mr. Douglas:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction